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                                                                   EXHIBIT 99.13

                                OPTION AGREEMENT


         This Option Agreement (this "OPTION") is granted effective as of March 26, 1996 but effective as of March 29, 1996 at 7:00 a.m. (M.S.T.) (the "EFFECTIVE DATE") by Wattenberg Resources Land, L.L.C. ("WRL"), a Delaware limited liability company, c/o David G. Stolfa, Manager, 3300 South Columbia Circle, Englewood, Colorado 80110, and the WRL Trust, in its capacity as member of WRL (the "MEMBER") (collectively, WRL and the Member will be referred to as the "GRANTOR") to HS Resources, Inc., a Delaware corporation, 1999 Broadway, Suite 3600, Denver, Colorado 80202 ("GRANTEE").

         1. OPTION. WRL acquired its right, title and interest in and to certain oil and gas interests (defined below as the "SUBJECT INTERESTS") pursuant to that certain Wellbore Assignment of Oil and Gas Leases with Reservations of Production Payment and Reversion Interest dated as of the Effective Date between WRL (as Grantee therein) and Grantee (as Grantor therein) (the "ASSIGNMENT").

         For $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor grants and conveys to Grantee the exclusive and irrevocable option to purchase from time to time the following upon the terms and conditions set forth herein:

                 A. WRL hereby grants and conveys to Grantee the exclusive and irrevocable option to purchase from time to time all or any portion of WRL's right, title and interest in and to the following ("SUBJECT INTERESTS):

                          (i) all oil and gas leases and mineral interests described in Exhibit A, insofar and only as said leases cover the right to produce the wells described in Exhibit B from the intervals in such wells identified in Exhibit B as of the Option Effective Date (the above described interests in such leases being herein called the "LEASES" and the above described interest in such wells being herein called the "WELLS"), subject to any restrictions, exceptions, reservations, conditions, limitations, burdens, contracts, agreements and other matters applicable to the Leases and the Wells, and excluding such portion of the Leases and the Wells which were not conveyed to Grantor because of Defective Interests or which were determined to be Excluded Assets (as such terms are defined in the Purchase and Sale Agreement between WRL, Grantee and Grantee's wholly-owned subsidiary, Orion Acquisition, Inc., dated as of the Effective Date (the "PURCHASE AGREEMENT"), and such exclusions being referred to herein as the "RESERVE REDUCTIONS");

                          (ii)    all overriding royalty interests in the
                 Leases insofar and only insofar as the Leases cover the wellbores associated with the Wells
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                 from the producing intervals identified in Exhibit B and Wells conveyed to Grantor pursuant to the Assignment;

                          (iii) to the extent affected, presently existing and valid oil, gas and mineral unitization, pooling, operating and communitization agreements, declarations and orders affecting the Leases and Wells, and in and to the properties covered and the units created thereby;

                          (iv) to the extent affected, personal property and fixtures that are appurtenant to the Wells, including all wells, casing, tubing, pumps, separators, tanks, lines and other personal property and oil field equipment appurtenant to such Wells;

                          (v) to the extent affected, presently existing and valid gas sales, purchase, gathering and processing contracts and operating agreements, joint venture agreements, partnership agreements, rights-of-way, easements, permits and surface leases and other contracts, agreements and instruments (but specifically excluding any management agreements), only in relevant part to the extent and insofar as the same are appurtenant to the Leases, Wells and the units referred to in clause (ii) above; and

                          (vi) any other property (whether real or personal) that was acquired by WRL pursuant to the Purchase Agreement or the Assignment and is still owned by WRL as of the Option Effective Date.

                 B. The Member hereby grants and conveys to Grantee the exclusive and irrevocable option to purchase from time to time, in whole but not in part, all of the Member's right, title and interest in and to WRL (the "LLC INTERESTS");

At the time of any exercise thereof, the options described above under Sections 1.A and 1.B (collectively, the "OPTION") may only be exercised in the alternative.

         2. EXERCISE OF THE OPTION. The Option may be exercised at any time from the Effective Date until the end of the Option Term (as defined below in Section 3).

         3.      OPTION TERM.   The Option shall terminate on the tenth
anniversary of the Effective Date (the "OPTION TERM").

         4. METHOD OF EXERCISE. To exercise the Option within the Option Term, Grantee must deliver written notice of such exercise, indicating which of the two alternatives (Section 1.A or 1.B) is being exercised, which notice shall be indicated in the case of Section 1.A whether all or just a portion of the Subject Interests are to be purchased (and, if so, which portion) delivered personally, by prepaid telecopy or similar means (with signed confirmed copy to follow by mail in the manner provided below), or by registered or certified mail, postage





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prepaid, or by delivery service for which a receipt is obtained, at the addresses set forth below, and shall be deemed delivered on the date of receipt.

                 Wattenberg Resources Land, L.L.C.
                 c/o David G. Stolfa, Manager
                 3300 South Columbia Circle
                 Englewood, Colorado  80110
                 Telephone:       (303) 762-9990
                 Fax:             (303) 762-9992

                 with a copy to:

                 The Chase Manhattan Bank, N.A.
                 1 Chase Manhattan Plaza
                 New York, New York  10081
                 Attention:       Rick Betz
                 Telephone:       (212) 552-2680
                 Fax:             (212) 552-1687

Grantor may specify an alternative address by giving written notice to Grantee of such change.

         5. OPTION EFFECTIVE DATE. The effective date of the purchase of the Subject Interests or the LLC Interests (as appropriate) pursuant to the Option (the "OPTION EFFECTIVE DATE") shall be the first day of the month following the date Grantor receives the notice of exercise of the Option.

         6. OPTION PRICE. The purchase price (the "OPTION PRICE") for the Subject Interests, or any portion thereof, or of the LLC Interests (as appropriate), shall be the greater of (i) the total aggregate amount of all outstanding Superior Obligations (as defined in the Assignment) pertaining to the relevant Subject Interests as determined in the sole discretion by the holders of the Superior Obligations, or (ii) the appraised current fair market value of the relevant Subject Interests as of the Option Effective Date; provided, however, that if Grantee exercises the Option granted in Section 1.B above, the purchase price will be adjusted to reflect Grantee's assumption of
liabilities pursuant to Section 7.B below.   Unless Grantor and Grantee agree
otherwise, the appraised fair market value of the relevant Subject Interests shall be the present value as of the Option Effective Date of the future net revenue estimated to be received therefrom, determined in accordance with generally accepted engineering principles in effect at the time, by Williamson Petroleum Consultants, Inc. or some other nationally recognized petroleum engineering firm agreed upon by Grantor and Grantee (the "INDEPENDENT ENGINEER"); provided, however, that the Independent Engineer has provided a reserve report for any annual period just ended, the determination of the present value as of the Option Effective Date of the future net revenue estimated to be received from the Subject Interests shall be pursuant to the Independent Engineer's report as of the prior annual period, adjusted for actual production to the Option Effective Date. The price of natural gas used in the forecast shall be based on an unescalated average gas price for the most recent 12-month period, as quoted in the first monthly publication of Inside FERC's Gas Market Report for the Colorado Interstate Gas Co. ("CIG")





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Index (or a mutually agreeable substitute index if such index is no longer published), less an unescalated average gathering and transportation cost from wellhead to the CIG mainline for the most recent 12-month period, multiplied by a BTU/SCF factor appropriate to the affected properties; the price of hydrocarbon liquids used in the forecast shall be based on the unescalated actual price received on the relevant Subject Interests during the most recent 12-month period; and the costs used in the forecast shall be the unescalated average of the monthly costs attributable to the relevant Subject Interests during the most recent 12-month period preceding the Option Effective Date.
The discount rate to be applied shall be the Prime Rate, as defined in the Credit Agreement and in effect on the date on which the fair market value determination is made, plus 6%.

         7.      TERMS OF PURCHASE.

                 A. Upon the closing of the purchase of all or any portion of the Subject Interests pursuant to the exercise of the Option granted by WRL in Section 1.A above, Grantee shall be entitled to receive the proceeds, accounts receivable, income, revenues, monies and other items attributable to the relevant Subject Interests from and after the Option Effective Date and same shall be paid over to Grantee, and Grantee shall be liable to pay the expenses attributable to the relevant Subject Interests from and after the Option Effective Date. Subject to the terms of the Assignment, Grantor shall be entitled to receive the production from the relevant Subject Interests prior to the Option Effective Date (subject to amounts owing under the Production Payment, if any) and shall be liable to pay the expenses attributable to the relevant Subject Interests prior to the Option Effective Date (subject to the provisions of the Management Agreement). Upon the closing of the purchase of the relevant Subject Interests pursuant to the exercise of the Option, Grantee shall assume all obligations and liabilities attributable to the ownership or operation of the relevant Subject Interests on and after the Option Effective Date, including the contractual and regulatory obligations in connection with the relevant Subject Interests, and Grantee shall defend, indemnify and hold harmless Grantor (and its successors, assigns, members, officers, managers (including the employees, representatives, agents, successors and assigns of such members), employees, representatives, agents and consultants) from and against all claims, demands, actions, obligations, liabilities and expenses (including reasonable attorney, consultant and expert witness fees) arising from such obligations and liabilities assumed by Grantee hereunder.

                 B. Upon the closing of the purchase of the LLC Interests pursuant to the exercise of the Option granted by the Members in
         Section 1.B above, Grantee shall assume all obligations and liabilities attributable to the ownership of the LLC Interests on and after the Option Effective Date and the Option Price paid for the LLC Interests pursuant to Section 6 above shall be adjusted to reflect same (such that the Option Price shall be net of any such assumed liabilities), and Grantee shall defend, indemnify and hold harmless Grantor (and its successors, assigns, members, officers, managers (including the employees, representatives, agents, successors and assigns of such members), employees, representatives,





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         agents and consultants) from and against all claims, demands, actions, obligations, liabilities and expenses (including reasonable attorney, consultant and expert witness fees) arising from such obligations and liabilities assumed by Grantee hereunder.

         8. PAYMENT AND CLOSING. The closing of any purchase pursuant to the exercise of the Option shall occur at the offices of Grantee at 9:00 a.m., on a mutually agreed upon business day no later than 30 days from the date Grantor receives the notice of the exercise of the Option. At the closing, Grantee shall deliver by wire transfer of immediately available U.S. funds, to the account designated by Grantor, the Option Price for the Subject Interests in question or the LLC Interests (as appropriate). If Grantor has exercised the Option in respect of any or all of the Subject Interests, WRL shall deliver to Grantee an assignment fully executed and in recordable form of such Subject Interests dated effective as of the Option Effective Date in question and in form and substance reasonably satisfactory to Grantee with warranty of title as to all matters arising by, through or under WRL, but not otherwise. If, on the other hand, Grantor has exercised the Option in respect of the LLC Interests, the Members shall execute and deliver to Grantee a purchase and sale agreement and such other conveyancing or assignment and assumption documents as are necessary to effect the transfer, dated effective as of the Option Effective Date in question and in form and substance reasonably satisfactory to Grantee with such representations and warranties as are reasonably customary in transactions involving the transfer of interests in limited liability companies.

         9. GOVERNING LAW. The validity, effect and construction of this Option shall be governed by the law of the State of Colorado, without reference to its conflict of laws provisions.

         10. SPECIFIC PERFORMANCE. In addition to any other remedy which Grantee may enjoy under this Option, at law or in equity, Grantee shall have the right to seek and enforce the remedy of specific performance by Grantor of its obligations under this Option.

         11. NO AMENDMENT OF LLC AGREEMENT; FURTHER ASSURANCES. The Members agree that during the Option Period they will not amend the Operating Agreement in respect of WRL without Grantee's prior written consent. Grantor and Grantee agree to execute and deliver to the other all such other and additional instruments, notices, division orders, transfer orders and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee the rights, titles, interests and estates conveyed to Grantee hereby or intended to be so conveyed.

         12. COUNTERPARTS. This Option may be executed in multiple originals, all of which are identical except that, for the convenience of recording, counterparts hereof which are being recorded include only those certain portions of Exhibit A which include descriptions of properties located in the recording jurisdiction in which the particular counterpart is being recorded. All of such counterparts together shall constitute one and the same instrument.
                     [THIS SPACE INTENTIONALLY LEFT BLANK]





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         IN WITNESS WHEREOF, the parties have executed this Option on the day first above written, but effective as of the Effective Date.


                                     GRANTOR:

                                     WATTENBERG RESOURCES LAND, L.L.C.
                                     By its Manager, David G. Stolfa


                                     By:  /s/ DAVID G. STOLFA
                                        ------------------------------
                                          David G. Stolfa


                                     WRL TRUST

                                     By:  Wilmington Trust Company, not in its
                                          individual capacity but solely as
                                          Trustee


                                              By: /s/ JAMES P. LAWLER
                                                  ----------------------------
                                                  Name:      James P. Lawler
                                                  Title:     Vice President


                                     GRANTEE:

                                     HS RESOURCES, INC.


                                     By:  /s/ JAMES E. DUFFY
                                          -------------------------
                                          Name:   James E. Duffy
                                          Title:      Vice President






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STATE OF COLORADO                      )
     CITY AND                          ) ss.
COUNTY OF DENVER                       )

                 The foregoing instrument was acknowledged before me this 26th day of March, 1996, by James E. Duffy, as Vice President of HS Resources, Inc., a Delaware corporation, on behalf of the corporation.

                 Witness my hand and official seal.



                                           /s/ COLLEEN K. RICHARDS
                                           -------------------------
                                           Notary Public

                                           My commission expires: 4-26-98
                                                                  --------------
(SEAL)




STATE OF COLORADO                      )
     CITY AND                          ) ss.
COUNTY OF DENVER                       )

                 The foregoing instrument was acknowledged before me this 26th day of March, 1996 by David G. Stolfa, in his capacity as Manager of Wattenberg Resources Land, L.L.C., a Delaware limited liability company, on behalf of the company.

                 Witness my hand and official seal.




                                           /s/ COLLEEN K. RICHARDS
                                           -------------------------
                                           Notary Public

                                           My commission expires: 4-26-98
                                                                  --------------
(SEAL)





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STATE OF COLORADO                      )
     CITY AND                          ) ss.
COUNTY OF DENVER                       )

                 The foregoing instrument was acknowledged before me this 26th day of March, 1996, by James P. Lawler as Vice President of Wilmington Trust Company, a Delaware banking corporation, as Trustee of the WRL Trust, on behalf of the trust.

                 Witness my hand and official seal.


                                           /s/ COLLEEN K. RICHARDS
                                           -------------------------
                                           Notary Public

                                           My commission expires: 4-26-98
                                                                  --------------
(SEAL)





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